HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

MARINE  2D SEISMIC DATA ACQUISITION SERVICES AGREEMENT

This agreement is entered into as of the 29th of September 2009 (hereinafter referred to as "the Effective Date").

BETWEEN         Hyperdynamics Corporation

a Company incorporated and organized under the laws of Delaware with home office at

One Sugar Creek Center Boulevard, Suite 125
Sugar Land, Texas 77478

hereinafter referred to as “the Company”

ON THE ONE HAND,

AND                    Bergen Oilfield Services AS

a Company incorporated and organised under the laws of Norway with registered office at

Sandviksbodene 1E
N-5035 Bergen
Norway

hereinafter referred to as “the Contractor”

ON THE OTHER HAND,

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

NOW THEREFORE, in consideration of the mutual covenants herein, the parties (hereinafter referred to as “the Parties”) have entered into this agreement (hereinafter referred to as “the Agreement”)  on the following terms and conditions:

SECTION 1

FORM OF AGREEMENT

I	INTERPRETATION

1.1	This Agreement consists of three main "Sections" as detailed below. Each Section consists of several "Clauses".

1.2	In this Agreement, unless the context requires otherwise, the following words or expressions shall have the following meanings:

a)	"Agreement" means:
Section 1 - Form of Agreement;
Section 2 - Scope of Services and Commercial Terms (including all Appendices);
Section 3 - General Conditions;

b)	"Services" means the marine seismic data acquisition and related services described in Section 2;

c)	“Survey” means the seismic survey conducted as part of the Services.

1.3	Where the context so admits, words importing the singular shall include the plural and vice versa, and words importing persons shall include firms and corporations and vice versa.

1.4	Clause headings are for ease of reference only and have no effect on the interpretation or construction of this Agreement.

1.5
In the event of any conflict and/or discrepancies between the Sections which form this Agreement, the Sections shall take precedence in the reverse order of the list defined in Clause 1.2a) above.  Thus, the terms and conditions of Section 3 “General Conditions” shall take precedence over Section 2 “Scope of Services and Commercial Terms”, which shall in turn take precedence over Section 1 “Form of Agreement”.  In the event of any conflict and/or discrepancies between a Section and its related Appendices, the text of the Section shall prevail.

1.6	Unless the context otherwise requires, other terms defined elsewhere in this Agreement shall have the same meaning throughout the Agreement.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

II	PERFORMANCE

Contractor agrees to provide, execute and complete the Services for the sole and exclusive benefit of Company in accordance with the terms and conditions set out in this Agreement and Company agrees to pay all amounts due hereunder for the Services in accordance with the terms and conditions set out in this Agreement.

IN WITNESS WHEREOF this Agreement has been duly executed by both Parties on the date first hereinabove written:

Signed for and on behalf of Company:

Name:
Ray Leonard

Title: Chief Executive Officer

Signed for and on behalf of Contractor:

Name:
Karstein Rød

Title: Chief Executive Officer	Bergen Oilfield Services AS

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

SECTION 2

SCOPE OF SERVICES AND COMMERCIAL TERMS

I	GENERAL DESCRIPTION OF SERVICES

The Services shall be provided in accordance with the techniques set out in Appendices C (Scope of Work), as rapidly as conditions permit and shall be performed in a professionally competent and workmanlike manner.

II	EQUIPMENT

2.1
Contractor shall make available and use in the conduct of the Survey the equipment and the vessel BOS ARCTIC as specified in Appendix B.  (Technical Specification)  The Contractor shall make the vessel BOS ARCTIC available for inspection by the Company within a mutually agreeable time frame prior to mobilization. 2.2 The Equipment shall be capable of providing data in accordance with the specifications contained in Appendix E.  (Operating Standards)

2.3
To verify that the Equipment can produce data in accordance with the agreed to specifications, Contractor shall conduct the start up and periodic tests described in Appendix E and following Company’s written request shall deliver the results thereof to Company. Company's Representative may attend such tests if Company so requires.

2.4
Contractor shall provide all normal spare parts for the efficient running and maintenance of the Equipment and shall at all times during the Survey replace at its own expense any defective or faulty parts.

2.5	Contractor shall use reasonable endeavours to provide any additional items of equipment requested by Company at a price to be agreed between the Parties.

III	PERSONNEL

Contractor shall provide the personnel (“the Personnel”) as specified in Appendix B.

IV	SURVEY AREA

4.1
The Survey shall take place in the area set out in Appendix A (Location and Survey Map) by reference to country, area, license block and/or other description (the "Survey Area") and shall be conducted along the seismic lines and/or over the total number of kilometres specified in Appendix A. Company shall furnish Contractor with adequate and customary charts and maps of suitable scale and detail for the Survey Area. If the seismic lines are not specified on such charts and maps, then this shall be as subsequently agreed between Contractor and Company.  If the order in which the seismic lines are to be surveyed is not specified then this shall be under the control of Contractor, who shall decide, and may subsequently amend such order.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

4.2
Contractor shall be entitled to rely on the above referenced maps and charts and shall bear no responsibility to Company for Services rendered based on faulty or erroneous maps and charts and any claim or damages resulting there from shall be for Company's sole account.

V	COMMENCEMENT AND TERMINATION

Contractor shall use its best endeavours to arrive with the Equipment and Personnel in the Survey Area on or before the date set out in Appendix F (Commencement Date) and shall carry out the Survey as rapidly thereafter as conditions shall permit.

VI	CONTRACT RATE

Company shall pay Contractor in accordance with the rates, charges and fees, and on the terms set out in Appendix D (Rates, Charges and Fees). Additionally, in the event of early termination for reasons other than Contractor's default, Company shall pay Contractor in accordance with Clause 22.1 of Section 3.  The Parties agree that the Services provided by Contractor cannot be cancelled or terminated earlier without first reaching an agreement on an early termination fee to be paid to Contractor

VII	CONTRACTOR DOWNTIME

Contractor shall not start or continue the Survey when the Equipment fails to meet the Operating Standards set out in Appendix E.

VIII	RESULTS OF SURVEY

Contractor shall deliver the field tapes containing the data collected during the Survey together with such information and reports specified by Company, at times to be agreed with Company, to such person, carrier or place and in a manner as Company may require, all as set out in Appendix C.

IX	NAVIGATION SERVICES

Navigation services for GPS and DPGS signals, including provision of navigation chain, onshore and onboard Equipment and Personnel required to be provided under this Agreement may be freely sub-contracted by Contractor without requiring further authorisation from Company.

X	SAFE WORKING PRACTISE

Contractor shall be responsible for safety related to the performance of the Work and Services and shall protect the Work, workers, public and all other persons or property. The standards for Safe Working Practise are set out in Appendix G.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

XI	ADDITIONAL SERVICES

Following Company’s written request and a subsequent agreement between the Parties, Contractor may to the best of its ability (but without liability for failure to do so) supply other personnel, equipment, supplies and services in the performance of the Survey, such as but not limited to:

a)	Fisheries Inspectors or other governmental agents necessary to meet the requirements of the local law, including vessel transport and other expenses for them.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

SECTION 3
GENERAL CONDITIONS

I	INDEPENDENT CONTRACTOR

The general scope and practice of the Services shall be under the direction of Company, but the actual conduct and the manner of performance of the Services shall be under the direction, supervision and control of Contractor. Contractor is an independent contractor, and is not an agent of Company, and persons engaged by Contractor in the Services and all matters incidental thereto shall be employees or independent subcontractors of Contractor and not of Company. No employee of Company shall be deemed to be an employee of Contractor, and neither Company nor Contractor shall have control over the employees of the other.

II	REPRESENTATIVES

2.1
Company and Contractor shall each appoint and maintain a competent representative to act on its behalf.  The representative shall be authorised to act on behalf of Company and Contractor respectively in all matters concerning the Services and administration of this Agreement. Representatives shall be available for consultation at all reasonable times, and all oral/or written communication shall be between these representatives. Should a Party's representative prejudice the proper and efficient performance of the Services, the other Party may request his removal and upon good cause shown, the representative shall be removed and replaced as soon as is reasonably practicable. Contractor reserves the right not to allow employees of its competitors or its former employees or former employees of its affiliates to act as Company Representatives.

2.2
Company may designate one on-board representative (“the On-Board Representative”) to act on its behalf and to supervise and where necessary give directions about the Survey.  Such representative should be entitled to exercise Company's rights arising from this Agreement.  All costs and expenses of and incurred by such representative shall be met by Company, save that Contractor shall provide accommodation and food for such representative.

III	INGRESS/EGRESS AND PERMITS/LICENSES

3.1
For Services rendered off Contractor’s premises, Company shall secure for Contractor rights of ingress and egress to the area where Services are to be performed by Contractor. Company shall advise Contractor of any limitations or restrictions affecting ingress and egress, and Contractor shall abide by such limitations or restrictions. Should Contractor be denied free access to such area for any reason not within the control of Contractor, Contractor shall not be liable to Company for any liability, loss, cost or expense resulting therefrom.  During such period Contractor shall be paid in accordance with the rates, charges and fees set out in Appendix D.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

3.2
Contractor shall be responsible for obtaining all licenses and approvals required by applicable law from any authority to enable Contractor to perform the Services.  This does not include permits to be provided by Company pursuant to 3.3 below.

3.3
Company shall be responsible for obtaining all licenses, permits and approvals, required in the name of Company, from any authority or company to enable the Services to be performed. For the avoidance of doubt this shall include any license being in the nature of a mineral exploration or prospecting license. Contractor acknowledges Company’s exclusive contract with the Republic of Guinea and Company represents to Contractor such exclusive rights and Company  has shown Contractor its rights are granted through its 2006 Hydrocarbon Production Sharing Contract, and as such, Company  is the lessee and owner of the concession offshore Guinea and thus Company  may notify the Guinea government of any of all of its petroleum operations and any and all of its chosen sub-contractors, and therefore Company’s  arrangement with the government is to merely notify the government of its sub-contractors and ongoing work, and as such Company will be providing Contractor with permits it writes in accordance with its exclusive contract with the Republic of Guinea for performing all work specified in Work Orders associated with this agreement, and such permits, may or may not come with timely independent  acknowledgement from the Republic of Guinea and the parties agree that any such lack of acknowledgment will not be cause to delay any Services under this agreement. In the Company’s experience the Government usually responds in writing upon acknowledgement requests but not always, thus the 2006 Production Sharing Contract is the basis for it or any of its Sub-Contractors to enter the contract area to perform petroleum operations under the 2006 Production Sharing Contract which is in full compliance with the 1986 Petroleum code of the Republic of Guinea.

3.4
Subject to the provisions of Clause 13, Company shall indemnify the Contractor against any liability whatsoever arising from its failure to obtain and maintain, or any breach of, any license, permit or approval which it is responsible for obtaining under 3.2 and 3.3 above.

IV	WARRANTIES

4.1
Contractor warrants that the Services will be performed in accordance with good geophysical practices and with all the requirements of this Agreement and will at the time of performance comply with the technical and other specifications contained in this Agreement.  Any interpretation of seismic data, interpretation of test and any recommendation or reservoir description is expressly excluded from the scope of the Services. All other warranties, express or implied, or whether relating to merchantability, fitness for a particular purpose, or otherwise, are hereby excluded and disclaimed.

4.2
Contractor does not warrant the accuracy of seismic data transmitted by electronic processes and will not be responsible for any liability resulting from breach of the integrity of the data, including any accidental or international interception of such data by others.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

4.3
As long as the data is delivered periodically and can be verified by Company every week or two weeks during the data acquisition, the Parties acknowledge that defective, damaged or incorrect data delivered to Company will become apparent during the course of the Services.  Contractor shall not be liable for any claims submitted in respect of such data after demobilisation as long as Company has received all the source data field records and verified and backed up the source data.

V	SEISMIC DATA

5.1
Until all raw data field records and tapes in SegD format and P190 navigation files, and all other raw field  records are delivered to the Company and verified by the Company , Contractor remains responsible for the integrity protection and security of all seismic data. No data shall be erased from Contractor’s acquisition and storage media onboard the acquisition vessel until field tapes have been received and verified by Company, and the Company notifies Contractor..  If in the provision of the Services, Contractor loses, damages or destroys Company's seismic data tapes (which are in Contractor's custody and control), Contractor shall bear the risk of and shall defend, indemnify and hold Company harmless against the loss, damage or destruction of such tapes. Company's remedy and Contractor's liability under this Clause 5.1 shall be limited to one of the following at Contractor’s option:

a)	refund to Company of that portion of the seismic data acquisition costs originally incurred, that is directly related to and required as a result of the loss, damage or destruction of the tapes; or

b)	re-acquisition by Contractor of the seismic data lost, damaged or destroyed, at a time to be determined by Contractor, but within 12 months from the date of such loss, damage or destruction.

However, if the damage is such that it may be reasonably corrected through the provision of tape copies or further re-processing services, that shall be the sole remedy available to Company. Notwithstanding the above, if a reputable or agreed common carrier is used to transport the seismic data tapes, then Company shall bear the risk of loss, damage or destruction of the tapes during such transport and Contractor shall bear no liability therefore.  However, until data is obtained from Contractor and verified, Contractor is not deemed to have delivered the data. In all cases damaged tapes that are replaced by Contractor shall become the property of Company.

5.2
Unless specifically and separately contracted and paid for, Contractor assumes no liability for and shall not be responsible for any gratuitous bailment or storage of any seismic data, whether on tape, disk, in physical sections, in computer memory or in any other form whatsoever, Contractor shall not be liable for any damage, destruction, loss or theft of any such seismic data or portions thereof and Company agrees to defend, indemnify and hold Contractor harmless from any and all claims brought by third parties in relation to such seismic data.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

5.3
Contractor shall not be required (save as otherwise expressly agreed in writing) to store, hold or save any drawings, seismic data, tapes, reports, records or other information in any media about or arising from the Services after completion of the Services.

VI	TITLE

All drawings, reports, records, seismic data, tapes and other documents or information furnished by Contractor in the course of, or as a result of, performing the Services may be used by Company for any lawful purpose and shall be and become the property of Company as soon as they are created, subject only to Contractor’s receipt of the full payment for the Services rendered.

VII	CONFIDENTIALITY

7.1
All information in any media supplied by Company and all material to which Company becomes entitled under Clause 6 shall be and remain the property of Company and shall be returned by Contractor to Company immediately upon completion or termination of the Services, upon request in writing. Contractor shall not permit any person other than a duly authorised representative of Company to borrow or to have access to such information and material or any part thereof, and shall keep the same strictly confidential and shall neither divulge any such information to any third party nor permit any of its officers, employees, or agents to do so without prior written consent of Company. Excepted from this undertaking is any information or media already in the public domain or which is required to be disclosed by law or legal process.

7.2
Company shall treat in the strictest confidence all specifications, know-how, technical and other information about the techniques, services and equipment used or provided by Contractor under this Agreement and otherwise concerning Contractor or its operation and shall not disclose nor allow to be disclosed the same to any third party without the prior written consent of Contractor. Company warrants that its personnel are aware of and shall comply with the provisions of this sub-clause 7.2.  Excepted from this undertaking is any information or media already in the public domain or which is required to be disclosed by law or legal process.

VIII	TAXES

Company to pay, and/or indemnify the Contractor for, all local, State, National taxes and/or dues assessed on the vessel BOS Angler or the Contractor by the Republic of Guinea resulting from the Company's orders herein, whether assessed during or after the currency of this Agreement including but not limited to any income taxes, remittance taxes, withholding taxes, contractor's taxes, gross receipt taxes, social security taxes, social insurance charges, value added taxes, property taxes, excise taxes and stamp duties. Any such assessments by the Republic of Guinea will be immediately forwarded to Company to handle.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

IX	INVOICE AND PAYMENT FOR THE SERVICES

9.1
In Section 2 of this Agreement, the Parties have agreed the scope of the Services to be provided and the compensation for such Services. Should Company require additional or different Services or in any way change or modify the scope, parameters or content of the Services from that previously agreed (the "Additional Services"), Contractor shall be entitled to additional compensation. The amount of such additional compensation shall be determined by the Parties with due regard to the rates of compensation due for the Services previously agreed. However, Contractor shall not be required to commence the Additional Services until the Parties have mutually agreed to the compensation due for the Additional Services.

9.2
Contractor shall present invoices in accordance with the payment schedule agreed between the Parties, or if none is specified, and at Contractor’s option, such invoices may be presented on the 3rd day and 18th day of each month or at the end of each completed stage during the progress of the Services. Invoices shall quote Company’s contract reference number (if any), and shall be calculated in accordance with the sums, rates, charges and other provisions of this Agreement and shall be for the amount due for the Services performed to date less the amount of any previous invoice.

9.3
Company shall pay by bank wire transfer direct to Contractor’s bank account or as otherwise directed, or as otherwise agreed herein (such as payment options provided for in section 10 below regarding the sale of Deposit Shares and Cash Proceeds which may be available in Deposit Account for Company to treat as Applied Cash Proceeds) within fifteen (15) days of receipt of invoice all undisputed amounts due under that invoice.

9.4	Company agrees that should any portion of an invoice be disputed, Company shall promptly pay the non-disputed portion.

9.5
Within fifteen (15) days of receipt of an invoice, Company shall promptly notify Contractor in writing of the reasons for disputing all or part of that invoice and Contractor shall promptly produce such evidence as it may have in support of the disputed amount. Having due regard to all the facts, the Parties shall seek to reach agreement as to how much, if any, of such disputed amount should be paid. Failing agreement, the matter may be referred to arbitration in accordance with Clause 24.  If no notice is given by the 15th day following receipt of an invoice, it shall be presumed that Company has no dispute therewith.

9.6
Contractor may at its absolute discretion charge interest, which Company shall promptly pay, on all amounts not paid strictly in accordance with the payment terms of this Clause 9 or as otherwise agreed herein. Interest shall accrue at 1% per month.

9.7
The provisions of Section 10 (X) below may be applied for making payments on all amounts due herein. The Common Stock shares will be issued to BOS and be deposited in Deposit Account as described below.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

X	COMMON STOCK ISSUED TO CONTRACTOR FOR DEPOSIT AND TO FACILITATE ADDITIONAL PAYMENT OPTIONS

Regarding the Contractor’s ownership of the common stock of Company’s parent Company, Hyperdynamics Corporation, as prescribed hereunder, the Contractor shall not of its own volition cause itself or its affiliates (as the term “affiliates” is defined in U.S. law) to beneficially own, in the aggregate, more than 4.99% of the outstanding common stock of Hyperdynamics Corporation until six months after this Agreement has been fully performed by the Contractor. The Contractor understands that Hyperdynamics Corporation is a public company.  The Contractor is aware that the work of the Contractor may expose the Contractor to inside information about Hyperdynamics Corporation and its affiliates.  The Contractor understands that buying or selling securities while having knowledge of inside information is unlawful.  The Contractor understands that tipping others about inside information is unlawful.
The Contractor and Company agree to the following deposit in the form of common stock and related administration and payment options:
10.1
        A deposit for this Agreement of 2,500,000 shares of common stock , currently representing approximately 4.4% of the outstanding shares of Hyperdynamics Corporation’s unregistered restricted common stock, listed with the American Stock Exchange (AMEX Symbol: HDY - herein referred to as “Deposit Shares” or “Deposit Stock”) with an agreed value of $4,075,000 shall be made by the Company’s parent company Hyperdynamics Corporation.  SCS Corporation is a wholly owned subsidiary of Hyperdynamics Corporation.  For the purposes of the rest of this article of the Agreement, Company means collectively both Hyperdynamics Corporation and SCS Corporation.  This deposit shall act as collateral for the remaining mobilization payment of $1,100,000 due within 8 weeks of the initial payment of $500,000.  If the Company does not timely pay this remaining mobilization fee, the Contractor may begin to sell the Deposit Shares to satisfy the remaining mobilization fee.

10.2
        To issue the Deposit Shares, restricted common stock certificates with restrictive legend will be issued to and in the name of Bergen Oil Field Services AS (Contractor) within 30 days of signing of contract and after the stock has been listed on the American Stock Exchange (AMEX) with   a Listing of Additional Shares (LAS) application being approved by the AMEX.  These Deposit Shares will be delivered to Contractor and at their specific direction for international delivery service such as DHL or Federal Express.

10.3
        Upon the six month anniversary of issuance of the Deposit Stock, should it remain issued and outstanding, the Deposit Stock will be deposited into an electronic stock trading account (the “Deposit Account”) with C.K. Cooper or other mutually agreed registered FINRA broker dealer, registered and licensed in the United States. The broker dealer receiving the shares for deposit will be referred to herein as the “Deposit Manager”. Once the Deposit Account is established and the Deposit Shares deposited, the Deposit Manager will be immediately instructed by Contractor to begin selling the Deposit Shares in accordance with SEC regulations for 144 restricted stock sales and such Deposit Manager will be instructed by Contractor to sell only a specified maximum number of shares on any one trading day calculated as follows:

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Total average trading volume per day for the prior 90 days as calculated and reported by Yahoo Financial’s website, multiplied by 5%.   Thus, as an example: On any particular trading day, presuming the reported average daily trading volume for the last 90 days as reported by Yahoo Financial is 300,000 shares, then the maximum shares eligible to be sold on that particular trading day is (300,000 x 5%) 15,000 shares.

10.4
        The Deposit Manager will be obligated, by the specific instruction of the Contractor, to send daily trading records, sales details, and balances of the Deposit Stock and any cash balances from the proceeds of the sale of Deposit Shares to Company, at the close of each business day via email to Hyperdynamics Corporation as follows:  jdavis@hyperdynamics.com.  The Contractor may optionally arrange for a view and report only login ability for the Company to view all the activity in the Deposit Account.

10.5
        The Contractor may at any time move cash sales proceeds realized from the sale of Deposit Shares (herein referred to as the “Cash Proceeds” or “proceeds”) into any other account of Contractor, but immediately upon doing so, Contractor must notify Company with a memo via email that specifies which outstanding invoices that Contractor is applying such Cash Proceeds to.  Such application of proceeds must be made to the oldest outstanding invoice(s) first.  No Cash Proceeds shall be moved by Contractor from Deposit Account unless there are legitimate outstanding invoice(s) to apply such proceeds to.

10.6	On the due date of any outstanding invoice(s) due to Contractor by Company under this Agreement, Company may elect to do the following to pay for such legitimate and undisputed outstanding invoice(s):

a.	Pay outstanding invoice(s) in their entirety in cash by wire transfer; or
b.
Pay any portion of the outstanding invoice(s) with Cash Proceeds available in the Contractor’s Deposit Account that have already cleared with the Cash Proceeds deposited after the prior sale of Deposit Stock.  This form of payment will be referred to herein as an “Applied Cash Proceeds” payment.  In such case the Company will email a memo to the Contractor of how much of the cash in the Deposit Account is to be applied to which invoice(s) that become due. Such amount designated will be considered the “Applied Cash Proceeds” to pay all or parts of such outstanding and due invoice(s).  It will be the sole responsibility of the Contractor to move such Applied Cash Proceeds out of the Deposit Account to its other cash accounts. Any remaining balance of cash required to pay off the invoice(s) that are due must be paid by Company by cash wire transfer as provided for herein within the agreed upon terms.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

10.7
        Once the Deposit Manager begins selling the Deposit Shares, the Company at any time prior to all of the Deposit Shares being sold, notice the Contractor by email and redeem any Deposit Shares remaining unsold in the Deposit Account, for a price of $6 per share, by wiring the appropriate amount to the Deposit Account.  In such case the shares will be transferred to the Company immediately by electronic transfer (DTC) and no more Deposit Shares may be sold.

10.8
        Also after the Deposit Manager has begun selling the shares, and at any time there are no more invoice balances outstanding that were generated from the 3-D survey and processing work associated with this Agreement, then no more Deposit Shares will be sold by Contractor and Contractor will instruct Deposit Manager not to sell any more Deposit Shares.  At such time as the parties agree that all obligations under the Agreement have been fulfilled, then any remaining unapplied Sales Proceeds and Deposit Shares, at the option of the Company, will be refunded directly to the Company and the Deposit Account closed.

However, if the Company agrees and approves, upon request of Contractor to Company, then any remaining unapplied Sales Proceeds may be applied as Company’s credit towards future work with the Contractor.  Also upon the Company’s agreement and approval, any remaining Deposit Shares may be sold by Contractor, or at Contractors risk held by Contractor.  In this case, if the stock is sold, the net Sales Proceeds amount from the sale of the remaining Deposit Stock shall be credited by Contractor to Company’s account to be available to pay for future services.

Should the Contractor decide (the “Decision”) not to sell the Deposit Stock, then Company shall receive a credit against future work based on the number of Deposit Shares remaining times the closing last sales price reported by the AMEX on the date of the Decision.  In this case, as approved by the Company, the remaining Deposit Shares would remain as an asset owned by Contractor with no further encumbrances and the risk of loss in the future on such remaining Deposit Shares shall be born entirely by Contractor.

EXAMPLE:
On the date of the Decision  when there are no more unpaid Company obligations to Contractor under this Agreement, and if there was 500,000 Deposit Shares remaining on January 31, 2009 in the Deposit Account together with $100,000 and Contractor and Company agreed that 100% of the obligations had been met by the Company, and the Company agreed to take a credit opposed to a refund, and the last trade price of Hyperdynamics stock was $7 per share; then the Company would receive a credit for ($100,000 + ($7x500,000) $3,600,000 to be applied against future invoices for future work.  If the Contractor decided to not sell the stock remaining, still under the required selling limitation, then upon notice of Contractors intent to keep the Deposit Stock, a credit of $3,600,000 would be issued by Contractor to Company for future work and if the stock was sold for $20 in the future, Contractor would receive $10,000,000 (500,000 x $20) and all proceeds would belong to Contractor.  If the same stock sold for $5 then Company would still have a credit on the books for $3,500,000 for stock that Contractor sold for $2,500,000.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

XI	RECORDS AND AUDIT

11.1
Contractor shall keep and preserve accurate accounts and records in accordance with generally accepted accounting principles and practices, showing all quantities consumed and costs and charges incurred pertaining to the Services.

11.2
For the purpose of reviewing and verifying the costs of cost reimbursable items and the quantities of both these and of items or expenses reimbursable on a cost or “cost-plus” basis, or as called for under this Agreement, Company or its authorised representatives shall have access, at all reasonable and mutually agreed to times, to all the accounts and records of Contractor pertaining to the Services only.

11.3
If as a result of any review or audit the invoices submitted in accordance with Clause 9 are found to be in error, such errors shall be adjusted in the next invoice issued, or by issuance of an additional invoice or credit note.

11.4	The provisions of this Clause 11 shall be valid only one (1) year after the invoice including said reimbursable items has been issued.

11.5	Nothing herein shall entitle company or its authorised representatives to access to any of Contractor’s privileged, confidential, trade-secret or "other-client" information or documents.

XII	CONTRACTOR’S PERSONNEL

12.1
Contractor shall provide all personnel necessary to carry out the Services ("Contractor’s Personnel"). Contractor shall be responsible for the payment of wages, salaries and all other remuneration or benefits due to Contractor’s Personnel, for safety measures, for payment of compensation in respect of accident or injury or occupational disease, and for payment of any and all contributions to the tax or other Governmental authorities in respect of Contractor’s Personnel, and shall defend, hold harmless and reimburse Company for any expense which Company may incur as  a result of Contractor’s failure to comply with such responsibility.

12.2
Contractor’s Personnel shall be skilled and experienced in their several trades and callings. Company may upon showing good cause request in writing the removal of any of Contractor’s Personnel who are prejudicing the proper performance of the Services. Contractor shall promptly at its own cost replace such personnel.

12.3	Contractor shall ensure that its personnel comply with any applicable immigration law and hold work permits when required, details of which shall be submitted to Company upon request.

12.4
If the Services involve close liaison and cooperation between Company personnel and any of Contractor’s Personnel, Contractor shall not voluntarily reassign such personnel from the Services without reasonable notice to Company, and in any event only upon providing a satisfactory replacement.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

12.5
If Contractor is performing the Services in a location other than his own place of business, Contractor and Contractor’s Personnel will comply fully with all the procedures and regulations applicable to that location of which it has been made aware.

XIII	SAFETY

13.1
Provided Company gives Contractor an adequate opportunity, Contractor shall familiarize itself completely with all locations at which the Services are to be performed and the hazards which might be encountered in carrying out the Services, as far as is reasonably practicable.

13.2
Contractor shall take all reasonable safety measures in relation to the type of work undertaken and shall conduct its operations in such a way as to comply at all times with its obligations and duties under all legislation, regulations and enactments relating to health and safety matters applicable to the locations at which the Services are performed.

13.3
Company shall give Contractor adequate notice of any Company safety rules and applicable to the Services (including any relating to illicit drugs, alcohol and firearms) and shall also, if required by Company, appoint a Safety Officer who shall be responsible for all safety matters relating to Contractor’s Personnel.

13.4
Contractor shall cooperate fully with, and shall comply with any lawful directions from, the police, Company, safety officials and fire authorities should any of them consider there to be a safety hazard and request Contractor to alter its mode of operations.

XIV	LIABILITY AND INDEMNITY

Notwithstanding anything to the contrary contained herein or in any other agreement between the Parties, the following shall apply :

14.1
Except as set forth in Clause 4.3 of Section 2 above, each Party (as indemnitor) shall defend, indemnify and hold harmless the other Party (as indemnitee) from and against any and all liability, causes of action, actions, claims, demands, suits, damages, losses, costs and expenses (including reasonable attorneys fees) for property damage or loss and/or personal injury, illness or death incurred by the indemnifying Party, its affiliated companies, co-venturers, partners, other contractors, sub-contractors, agents,  representatives and all their respective employees, officers and directors.

14.2	All claims of third parties shall be determined at law.

14.3
Neither Company nor Contractor shall be liable to the other for loss of production, loss of profits, loss of business, loss or damage to a well, formation or reservoir, damage or injury resulting from pollution originating in a well, formation or reservoir, inaccuracy of any data or incorrect interpretation or recommendation, or any other indirect or consequential damages, including, inter-alia, special and punitive damages.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

14.4
Notwithstanding anything to the contrary contained herein, in no event shall Contractor be liable for any subsea or submerged equipment of any type located within the Survey Area and belonging to the Company Group, their contractors or any third party and Company shall defend, indemnify and hold Contractor Group harmless from and against any and all claims relating to the loss of or damage to any such equipment, whether or not resulting from any act or omission, breach of duty, statutory or otherwise, or the negligence in any form of Contractor Group.

14.5
Unless stated otherwise above, the exclusions of liability and indemnities contained in this Clause 13, shall apply to any such injury, illness, death, loss or damage, without regard to the cause(s) thereof including, without limitation, unseaworthiness, strict liability, negligence, gross negligence or wilful misconduct, ultra-hazardous activity, breach of express or implied warranty, breach of duty, imperfection of material, defect of failure of equipment, defect or "ruin" or other condition of premises, or the sole, joint or concurrent negligence or other fault of the indemnified Party or its owners, directors, officers, employees, agents and/or representatives.

14.6
For the purposes of this Clause 13 and with regard to when acting only as an indemnitee, "Company", "Contractor" and "Party" shall include such Party’s parent, subsidiary and affiliated companies (where affiliated means any entity more than 50% owned or controlled, either directly or indirectly, by said Party’s ultimate parent company), subcontractors, coventurers and other contractors, and their respective owners, shareholders, directors, officers and employees (where any person provided by a Party in connection with the Services shall be deemed that Party’s employee).

14.7
The Parties agree that Contractor’s liability, if any, to the Company or HDY under this Agreement shall not exceed the aggregate amount of payments received by Contractor for its services under this Agreement and Company shall indemnify and hold harmless Contractor for any amounts in excess thereof.

XV	INSURANCE

15.1
Without limiting the indemnity obligations or liabilities of Contractor at any and all times during the terms of this Agreement, Contractor agrees to carry insurance of the types and in minimum amounts (shown in US dollars) as follows:

a)	Workmen’s Compensation insurance in full compliance with applicable laws and regulations of the area where the Services are performed;

b)
Employer’s Liability insurance, with minimum limits of $ 1,000,000.00 per occurrence, covering injury or death to any employee which may be outside the scope of the Workman’s Compensation statue of the area where the Services are performed.

c)
General Third Party Liability Insurance, including but not limited to Contractual Liability insurance, in full compliance with any applicable laws and regulations of the area where the Services are performed, with minimum limits of $ 1,000,000.00 for personal injury, death and property damage per occurrence.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

d)	(i)	Protection and indemnity insurance to at least the declared value of the vessel.

(ii)	Hull and machinery insurance covering the vessel and all inboard and over the side equipment.

e)	Insurance of tapes while at Contractor’s risk.

f)	any other cover required by law.

15.2
All such insurance shall be carried by Contractor at Contractor’s expense with an insurance company or companies satisfactory to Company and authorised to do business in the area where the Services are to be performed. Said insurance shall not be cancelled or changed materially without fourteen (14) days prior written notice to Company. For liabilities assumed hereunder by Contractor, Contractor’s insurance shall be endorsed to provide that the insurer(s) waive all right(s) of subrogation against Company except as to workers compensation paid. Company likewise shall cause its insurer(s), if any, to waive all right(s) of subrogation against Contractor for liabilities Company assumes hereunder. If requested by Company, Contractor shall furnish evidence of insurance coverage as required above.

15.3
Company may request Contractor to amend the insurances listed above or the cover specified therein. To the extent that this is possible, and to the extent that Contractor is in agreement, such amendments will be made and witnessed by a side letter agreement. Any increase in premiums resulting from these amendments will be paid by Company upon presentation of corresponding invoices.

XVI	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Contractor and Company respectively agree to comply with all laws, rules and regulations, whether municipal, regional and/or national which are applicable to the Services or operations covered by this Agreement or rising out of the performance of such Services operations. If either Party is required to pay any fine or penalty resulting from the other Party’s failure to comply with such laws, rules or regulations, the Party failing to comply shall immediately reimburse the other for any such payment except as otherwise provided in Clause 13 of this Agreement.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

XVII	CONFLICTS OF INTEREST

Contractor represents to Company that no director, officer, employee or agent of Contractor or of any subcontractor or vendor of Contractor, has given or received or shall give or receive any commission, fee, rebate, gift, entertainment or other payment or remuneration of significant cost or value to or from Company, its directors, officers, employees or agents, in connection with the Services to be performed by Contractor hereunder. Likewise, Company represents to Contractor that no director, officer, employee or agent of Company has given or received, or shall give or receive any similar payments to or from Contractor, its directors, officers, employees or agents, in connection with the Services to be performed by Contractor hereunder. Both Parties hereto shall promptly notify the other in the event of any violation of the above subclause by an employee or representative of either Party and both Parties agree to take all reasonable action necessary to address and correct the violation.

XVIII	PATENT AND INTELLECTUAL PROPERTY RIGHTS

18.1
Contractor shall defend at its sole expense any and all legal proceedings brought against Company claiming infringement of patent or copyright or other intellectual property right based upon any method, material or equipment (excluding any such method, material or equipment provided by Company to Contractor) used or provided by Contractor in performance of the Services, and Contractor shall indemnify and hold Company harmless from and against any judgment by a court of competent jurisdiction for damages arising from any such claim, provided that Company lends its full cooperation to Contractor in the defence of such claim.  Contractor shall have the sole right to control the defence of such claim.

18.2
Company  represents and warrants that any and all data, information, documents, material, supplies and equipment provided by it to Contractor, or any method, process or technique which Company requires Contractor to use, is the rightful property of Company and Company has full right to supply such items to Contractor. Company agrees to defend, indemnify and hold Contractor, harmless from and against any damage, loss, cost and/or expense (including attorneys fees) resulting from a breach of this representation and warranty.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

XIX	EXPORT LICENSES

19.1
Contractor shall be responsible for applying for all necessary export licenses (if any) required to carry out the Services, and Company shall fully cooperate with Contractor to supply all relevant information and details about Company and its operations including provision of end-user certificates or other documentation that may be required by the appropriate licensing authority.

19.2
Contractor shall use its reasonable endeavours to ensure that all relevant export licenses are granted so as to meet the time schedule for performance of the Services. However, Contractor shall not be liable for any failure or delay in commencement or provision of the Services arising from failure to obtain said licenses in a timely manner or at all.

19.3
Equipment and technology provided to Company by Contractor in performance of the Services may be subject to United States or other countries export licensing laws and controls, and may be licensed for ultimate destination only in the country in which the Services are to be performed. Diversion contrary to law is prohibited. Company shall not export or re-export such equipment or technology without first obtaining Contractor’s written permission and the necessary licenses or authorizations from the relevant export control authorities.

XX	TAXES AND DUTIES

20.1
Contractor shall be solely responsible for, shall bear, shall pay and shall file timely tax returns for all taxes and other charges levied or assessed by any and all governmental agencies having jurisdiction, to the extent that such taxes and other charges are imposed on, arise out of, or are related to Contractor’s equipment or other property, the work, or its performance under this Agreement. Such taxes and other charges shall include, by way of illustration and not limitation, income taxes, remittance taxes, withholding taxes, contractor’s taxes, gross receipts taxes, social security taxes, social insurance charges, value added taxes, property taxes, excise taxes, and stamp duties.

20.2	Contractor shall comply with all governmental requirements regarding reporting, filing of returns, and maintenance of books and records; and Contractor shall pay all costs of such compliance.

XXI	LIENS

Contractor agrees to pay all rightful claims for labour, materials, services and supplies furnished by Contractor hereunder and agrees to allow no lien, charge or charging order for same to be fixed upon any of Company’s real or personal property.  Likewise, Company agrees to pay all rightful claims for labour, materials, services and supplies furnished by Company hereunder and agrees to allow no lien, charge or charging for same to be fixed upon any of Contractor’s real or personal property (including vehicles or vessels).

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

XXII	TERMINATION

22.1
Operations under this Agreement shall terminate upon completion of the Services which Contractor has contracted to perform, or at the conclusion of the time period agreed by the Parties, whichever occurs earlier. The Parties agree that the Services provided by Contractor cannot be cancelled or terminated by Company early without first reaching an agreement on an early termination fee to be paid to Contractor.

22.2
If either Party is in default of its obligations hereunder to the extent that performance of the Services is materially affected, the other Party shall give written notice to the defaulting Party of such default requiring it to be remedied within a reasonable period, bearing in mind the nature and severity of the default, and in any event not being less than two (2) weeks. If the default is not rectified within the specified period, then said other  Party may terminate this Agreement forthwith by prior written notice.

22.3
If either Party is put into liquidation or has a receiver or manager appointed or makes an arrangement or composition with its creditors or a debenture holder exercises powers of possession of property or management or otherwise interferes with its business, then the other Party may terminate this Agreement forthwith by prior written notice. This sub-clause shall not apply to either Party's own internal re-structuring.

22.4
Termination shall be without prejudice to the rights of either Party arising before such termination, including without limitation Contractor’s right to be paid all amounts due to it up to termination.

XXIII	SUBCONTRACTS AND ASSIGNMENTS

23.1
Except as expressly provided, Contractor may not assign, sub-contract any part of the obligations or benefits of this Agreement except with the consent of the Company. Both Parties shall have the right to assign this Agreement to any of its parent or subsidiary companies or to the other affiliated companies of its parent companies

23.2	If Company assigns this Agreement, Company shall remain liable for any obligations owed to Contractor under this Agreement in the event Company’s assignee fails to honour such obligations.

XXIV	FORCE MAJEURE

24.1
"Force Majeure" shall mean any act or event which is outside the reasonable control of Company or Contractor including, without prejudice to the foregoing generality, Act of God, epidemic, tidal wave, explosion, lightning, earthquake, hurricane, war (whether declared or not), riots and strikes and industrial action, civil and military disturbance, acts of terrorism and acts of government or governmental authority or of a representative thereof.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

24.2
If either Party is prevented from or delayed in performing its obligations hereunder as a result of Force Majeure, such prevention or delay shall not be considered a breach of the Agreement, but shall for the duration of such event relieve the Parties of their respective obligations (except as to payment) under the Agreement.

24.3
During any Force Majeure, Contractor shall be compensated at the Stand-by rate. Should the Force Majeure suspension period last for more than fourteen (14) days, either Party may terminate this Agreement. In the event of such termination, Contractor shall be paid for all work done, and the Demobilisation fee.

XXV	LAW AND ARBITRATION

Unless otherwise agreed in writing by the Parties, the following terms shall apply:

25.1
Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or validity thereof, shall be settled by final and binding arbitration in accordance with the United Nations Commission on International Trade Law (“UNCITRAL”) Arbitration Rules as such rules may exist from time to time.

25.2
The arbitration shall be heard and determined by one arbitrator, who shall be jointly appointed by the Parties. If the Parties are unable to agree an arbitrator, the arbitrator shall be appointed by the London Court of Arbitration or some other proper authority agreed by the Parties.

25.3	The arbitration shall take place in and all disputes shall be determined in accordance with the laws of the jurisdiction indicated below:

•	England (London)

25.4	N/A

25.5	The award shall be made and shall be payable in USD free of any tax or any other deduction.

25.6
The award shall include interest from the date of any breach or other violation of this Agreement. The arbitrator shall also fix an appropriate rate of interest from the date of the breach or other violation to the date when the award is paid in full.

25.7	In no event, however, should the interest rate during such period be lower than the LIBOR rate in existence on the date of the arbitrator’s decision, nor higher than 12%.

25.8
The Parties agree that the award of the arbitrator will be the sole and exclusive remedy between them regarding any and all disputes arising in connection with this Agreement and shall not be appealable. The award of the arbitrator may, however, be enforced by application to any proper court with jurisdiction over the Parties.  If any provision or award of the arbitration should be deemed to be unenforceable in the jurisdiction in which it is being enforced, then said provision or award shall be deemed to be modified to remove any such objectionable provision so as to make the remainder of the award enforceable.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

25.9	This Agreement shall be construed and interpreted in accordance with the laws of the jurisdiction selected in Clause 24.3 above.

25.10	All notices to be given in connection with the arbitration shall be in accordance with Clause 26 hereof.

XXVI	ENTIRE CONTRACT AND WAIVER

26.1	This Agreement constitutes the whole agreement between the Parties concerning the subject matter hereof and supersedes any previous oral or written agreements relating to said subject matter.

26.2
The provisions of this Agreement can not be varied or waived except in writing signed by the duly authorised representatives of the Parties and failure by either Party to exercise a right (including the right to enforce an obligation of the other) shall not constitute a waiver of such right and shall not prevent that Party from exercising that right at a later stage.

XXVII	NOTICE

Any notice to be given hereunder shall be in writing and shall be properly given if delivered by hand or sent by registered post, DHL or Federal Express or recorded delivery or by telex or fax confirmed by a letter within 24 hours to Company or Contractor at the relevant address set below or at such another address as may from time to time be notified. A notice shall be deemed to be received at the time of delivery if by hand, DHL or Federal Express, on completion of the transmission if by telex, and 14 days (national) or 30 days (international) after the date of delivery to the postal authorities if by post, provided that if such time is outside normal working hours of the place where such notice is received is shall not be deemed received until two normal working hours thereafter.

XXVIII	ENGLISH LANGUAGE

The English language shall be used throughout in all exchanges between the Parties including all communication, reports, correspondence, drawings, specifications, calculations and invoices.

XXIX	SAVING CLAUSE

In the event any provision, clause, sentence or part of these General Conditions is inconsistent with or contrary to any applicable law, the same shall be deemed to be modified to the extent required to comply with said law (it being the intention of both Parties to enforce to the fullest extent all terms of these General Conditions) and as so modified, this Agreement shall continue in full force and effect.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

XXX	FIRST RIGHT OF REFUSAL FOR FUTURE 3D

Contractor will have a first right of refusal on any 3D survey conducted by Company offshore Republic of Guinea within 12 months of contract signature.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Appendices

Appendix A	Location and Survey Map
Appendix B	Technical Specification
Appendix C	Scope of Work
Appendix D	Rates, Charges and Fees
Appendix E	Operating Standards
Appendix F	Commencement Date
Appendix G	QHSE

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

APPENDIX  A

SURVEY MAP

Final and approved pre plots and maps for the 2D program shall be inserted when finally decided by Company.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

APPENDIX  B

BOS Angler – 3D/EM vessel particulars

Marine Details	**Port of registry:** Bergen **Flag:** NIS **Class:** DNV 1A1 Dynpos Ice 1C **Length:** 66 m **Breadth:** 14 m **Draft:** 5.3 m **Gross Tonnage:** 3080 tons **Speed:** 13.5 knots **Fuel capacity:** 800 cu.m **Water capacity:** 13 cu./day
Propulsion	**Main engine:** Caterpillar type 3612 TA. Engine output 3800 Bkw at 900rpm **Bow thrusters:** 1 x Brunvoll 1000kW **Azimuth thruster:** 1 x Aquamaster UL2001. Input power 1500Kw at 1800 rpm.
Power	**Auxiliary power:** 2 x Caterpillar type: 3512TA **Total Power:** 5000 kW **Electric Power:** 450 V, 60 Hz
Accommodation	**Accommodation:** 44 people
Life saving	**Life rafts:** Viking Liferaft Type: 25DKF+, Viking 6 DKR (7 liferafts in total) **Work Boat:** 1 X Norsafe Magnum 750 **Helideck:** Approved for Super Puma AS 332 L2 **Main Crane:** 1 Maritime GMC, 4-15 T **Incinerator:** Team Tec
Energy Source	**Air guns:** 3 String air gun source **Array:** 2 x 4320 cu.in / 2 x 100 barM (p-p) **Marine Compressor:** 3 x LMFs **Compressor capacity:** 3 x 1800 SCFM **Operating pressure:** 2000 PSI **Source control system:** SeaMap Gun Link 2000
Vessel Navigation and communication	**Radars:**Furuno FAR 2835 S, 10am Arpa Furuno FR 2110, 3cm Arpa **Communications:** GMDSS class 3/A3 **Echo Sounder:** Furuno FE680 **Gyro Compass:** 2 Robertson RGC 12 **Auto Pilot:** Robertson AP-9 MK3 **Navigation:** 1 x Furuno GP80 **Sat Com:** NorSat C
Seismic recording instruments	**Recording:** Sercel **Max Channels:** 960 at 12000m streamer length **Sample rate:** 0.25, 0.5, 1, 2, 4 ms **Recording Media:** IBM 3592 **Plotter:** ISYS 24"
Streamer	**Type:** Sercel SENTINEL **Group interval:** 12.5 **Length per section:** 150 meter **Max streamer length:** 1 x 12 000 metres 4 x 6 000 metres
Navigation system	**Manufacturer:** Quest Geo Solutions **Real-time navigation:** Triggerfish 3D **Post-processing:** Geometis MX **Depth Controller:** Digicourse 5011 **Streamer compass system:** Digicourse 5011 **Tail-buoy positioning:** RGPS Seamap Buoylink **Acoustic positioning:** USBL acoustic HIPAP 500
Seismic QC	**Software:** Paradigm Focus v 5.4 **Hardware:** 32 CPU IBM cluster (4 node QuadCore, 20 tbyte disk) **Tape drives:** 3592 IBM **Plotter:** 24" OYO
Other	DPII Dynpos AUTR Ice 1C

Bergen Oilfield Services | Sandviksbodene 1 E | NO-5035 Bergen | Tel.: + 47 95 02 50 56 | Fax: + 47 55 31 67 66 | www.bergenofs.no | NO987514957 MVA

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

APPENDIX  C

SCOPE OF WORK

The 2009 2D survey will be acquired using the seismic vessel S/V BOS Arctic. The work consists of up to 9000 km of full fold 2D data and is located offshore Republic of Guinea.

The program will be recorded with the following parameters:

2D Definition		Acquisition mode 1 streamer, single source.

Energy Source		Air pressure Minimum 2,000 psi
	Volume	4,320 cu. in.
	Source depth	6 m
	Shot interval	25 m

Streamers	Number of streamers	1
	Streamer length	8,000 m
	Streamer depth	8-10 m
	Group interval	12.5 m

Data Recording	Record length	9-10 sec
	Sampling rate	2 ms
	Medium	3592
	Format	Seg D

Seismic QC	(see separate doc. for CQ processing)

Navigation
	Primary System	DGPS
	Secondary System	DGPS
	In sea Positioning	Acoustics

Final and approved acquisition parameters shall always be according to final signed Seismic Work Order, (SWO), which is found in the Contract Project Safety Plan (CPSP) provided to both parties.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

APPENDIX D

RATES, CHARGES AND FEES

Acquisition

For the services and the survey, Contractor shall be compensated as follow.

Mobilisation port Offshore Republic of Guinea
Lump Sum	USD 1.6 Million
$ 500,000 of Mobilisation Fee to be paid by Company within 7 calendar days of contract signature.
Remainder of Mobilisation Fee ($ 1.1 M) to be paid when funds are available to Company, but no later than six (6) weeks after contract signature.
Any time required for port call in the Republic of Guinea will be charged at the stand by rate.
For the 2D seismic survey the mobilization period will be regarded as finished when the equivalent of one prime line has been successfully recorded and all equipment is working correctly as far as it can be reasonably demonstrated to the satisfaction of the Client representative on board.

Standby Hourly rate (24h)	USD 5,000

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Standby Rate

The Standby Rate shall apply when CONTRACTOR’s equipment is fully operational and is able to perform the SERVICES but is prevented from doing so by any of the following. Any application of Standby shall be pro-rated to the nearest minute.
All Standby items are also applicable during mobilization and demobilization.

1. Awaiting instructions or services from COMPANY.

2. Awaiting permits from COMPANY where provision of such permits are the sole responsibility of COMPANY.

3. Experimental time and travel time associated with experimental time at the written request of COMPANY.

4. Time taken to re-configure guns and streamer at COMPANY request

5. When assisting ships in distress or saving life at sea.

Standby due to Force Majeure or when assisting ships in distress or saving life at sea shall be paid at 50% of the Standby Rate.

During standby periods, CONTRACTOR shall be allowed to make repair of equipment without loss of standby compensation providing that any such repair does not extend the period of standby and providing prior permission has been given by COMPANY

REIMBURSABLE COSTS

CONTRACTOR shall pass on reimbursable charges for additional equipment or services requested in writing or previously agreed by COMPANY at cost plus 5% handling fee on any third party invoice. Reimbursable charges may include: \

1. Port, pilot and agents fees for port calls specifically requested by COMPANY.

2. Data shipment costs to COMPANY’s designated processing centre unless data are to be processed by CONTRACTOR in which case there will be no charge to COMPANY. Any additional reimbursable items and/or services must be requested in writing by COMPANY and CONTRACTOR shall in turn immediately confirm in writing all such costs to COMPANY

3. Additional tape copies

4. Acquisition and Processing of Gravity and Magnetic data if requested

Acquisition Deliverables

2 copies original raw seismic field data, SEG-D format on 3592 tapes.
Copied seismic raw field data with navigation merged to header, SEG-Y format on 3592 tapes.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Navigation data, UKOOA P2/94 (or P2/91), P1/90 on 3592 tapes.
Pre plot map and post plot map, fold maps, sail line map at a suitable scale agreed with Company.

Invoicing

Contractor shall invoice Company for all completed work according to instructions in art. 9, section 3 as follows:

After 3000 kms of data has been acquired Contractor will invoice  $ 2.68 Million USD

After 6000 kms of data has been acquired Contractor will invoice  $ 2.68 Million USD

After 9000 kms of data has been acquired Contractor will invoice  $ 2.68 Million USD

BOS Data Processing AS will invoice $ 360,000 USD for onboard data processing using the Basic Time Sequence.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

APPENDIX   E

OPERATING STANDARDS

MOBILISATION start-up meeting

At the beginning of mobilisation, a start-up meeting shall be held onboard between all COMPANY’s and contractor’s key personnel to review the work details.

The technical information and documentation included in the CONTRACT and the Contract Project Safety Plan shall be checked and reviewed together with the relevant seismic personnel. Where necessary, SURVEY details not included in the CONTRACT shall be discussed during the meeting.

In addition, CONTRACTOR shall provide the recording instrument test procedures for this start-up meeting.

During MOBILISATION, calibrations, adjustments and checks of vessel equipment shall be performed by CONTRACTOR if these are older than 3 months.

Equipment requirements

Seismic recording system

A telemetry recording system (digital streamer) is required.

The required recording media is IBM 3592 magnetic cartridges.

The required recording format for field seismic data is preferably SEG D revision 2

Streamer and peripheral equipment

Digital streamers are required.

The lead-in of the streamer shall be equipped with fairings to minimise towing noise.

The streamer shall have an adequate number of high quality stretch sections for de-coupling and sufficient isolation from the vessel to remain within the noise specifications.

The following requirements shall be met :

Number of depth controllers: 1 per 300 m

Number of depth sensors:      1 per 300 m

Redundancy of the first and last depth controller/depth sensors

Accuracy of depth sensors: +/- 0.5 m

The streamer shall be equipped with a tail buoy with a suitable towing link, rGPS, a radar reflector and a strobe light.

Spare equipment

The following spare equipment shall be present onboard:

1)	Lead-in, stretch and active sections:	10% of nominal equipment

2)	Active buoys:	one unit

3)	Other in-water equipment (electronic modules, repeater modules, depth controllers, tension transducers, etc) : 10% of nominal equipment.

Spare equipment shall be repleted when consumed.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Calibrations, adjustments and checks to perform during mobilisation

Instrument tests

A set of monthly instrument tests shall be performed and recorded on magnetic tape during mobilisation

These tests shall be carried out in the working configuration, i.e. with the streamer deployed and at survey speed.

Polarity check

Polarity of all channels of a shot record shall be verified during mobilisation and each time a streamer section or an electronic module is changed to ensure that all traces exhibit the same polarity.

Polarity of the near-field signatures shall also be checked to make sure they display the same polarity as the seismic channels.

Pre-amplifier gain adjustment

The gain level of the pre-amplifier shall be adjusted to avoid amplitude overflow on near traces.

Streamer balancing

Before starting the survey, the streamer shall be balanced to be neutrally buoyant at the specified operating depth. Balancing shall be performed at a vessel speed of 4 knots through the water.

During acquisition, the streamer balance shall be maintained to have a minimum action from the depth controllers.

Streamer noise evaluation

When the streamer is correctly balanced, 10 noise records shall be recorded and displayed for streamer noise evaluation.

The following procedure shall be used for this streamer noise recording:

The streamer is deployed at nominal depth

The vessel shall sail at the nominal acquisition speed

The vessel shall not be turning and the streamer shall be straight

A low-cut filter (to be specified by the On-Board Representative shall be applied for this streamer noise recording

Apart the low-cut filter, the recording parameters shall be the normal acquisition settings.

All the channels shall be recorded.

Streamer noise RMS amplitude shall be measured and averaged from the full length of these ten noise records. These average amplitudes shall be displayed on an amplitude vs. channel paper plot with a scale in μbars and delivered as an ASCII file to the On-Board Representative.

Calibrations, adjustments and checks to perform during the survey
Recording instrument tests

COMPANY’s requirements for daily and monthly instrument test procedures and specifications are dependent on the type of recording equipment to be used for the work, the recording parameters and the area of operations.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

CONTRACTOR's own procedures and specifications for instrument quality control shall be part of CONTRACTOR’s Project Safety Plan.

These procedures and specifications shall be in accordance with Manufacturer's recommendations which shall be made available to COMPANY on request and shall be available onboard.

The daily and monthly instrument test procedures shall at least comprise the following verifications :

Streamer electronic input noise and offset referenced to 1 μV

Preamplifier calibration

Hydrophone group sensitivity

Filter impulse response

Harmonic distortion

Dynamic range test

Streamer noise

Data transmission validity

The daily or monthly instrument tests shall be run according to their respective daily and monthly basis and at any other time requested by the On-Board Representative whenever a fault is suspected.

Monthly instrument tests shall be also run immediately after the last line acquisition.

Daily tests shall be recorded on the production tapes.

Monthly instrument tests shall be recorded on a separate test tape.

Instrument tests shall be immediately processed by CONTRACTOR onboard the vessel. The results and comments of the computer analysis shall be submitted to the On-Board Representative. Equipment which does not meet Manufacturer's specifications shall be replaced; in such cases a new set of monthly instrument tests shall be performed.

Streamer checks

Streamer and polarity shall be verified whenever maintenance has been performed, in case of a reconfiguration, at the beginning of each line and each time an anomaly is suspected or observed on the monitors.

Seismic offset shall be checked after every streamer reconfiguration.

After any streamer reconfiguration, the following documents shall be provided:

List of streamer sections and modules

Streamer bird list in case of bird change.

Online Quality Control

The seismic channels shall be displayed in real-time on oscilloscopes.

Multi-channel monitors showing raw shot and monotrace gathers shall be produced. RMS and maximum amplitude attributes shall be computed and displayed online.

Documents to be provided at end of line acquisition

The following documents shall be supplied to the On-Board Representative as shortly as possible after completion of each line:

Prints of observer logs

Seismic QC documents, including streamer depth plot.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Seismic recording operational specifications

Seismic tape recording

All data shall be recorded on new, certified error free, IBM 3592 magnetic cartridges

The required recording format for field seismic data is preferably SEG D revision 2

The recorded magnetic tapes shall be numbered consecutively

All tapes shall be labelled with paper stickers mentioning CONTRACTOR and vessel name, survey name, line number, shot point range, recording date and tape number

All magnetic tapes, recorded or unrecorded, shall be stored in an air-conditioned room.

Observer’s report

A printed version of the observer’s report shall be attached to each (original or copy) seismic field tape.

The observer’s report shall be also provided as an electronic file written on IBM 3592 magnetic cartidges or on CD-ROM. The format shall be ADOBE ACROBAT pdf files.

The observer’s report shall at least provide the following information :

CONTRACTOR and vessel names

COMPANY and SURVEY names

line number

recording date

list of streamer noise and instrument test records

list of records to be processed with corresponding shot point number and shot recording time any deviation from the acquisition parameters

any anomaly noticed during shot recording (noisy or dead channels, reversed polarity, seismic source dysfunction, etc). In case of noisy channels, the cause of the noise shall be mentioned weather and swell conditions

sea current conditions, streamer feathering angle at the start, middle and end of the line records not to be processed shall be mentioned with the reason for rejecting them.

System polarity

The recording system polarity shall be in accordance with the convention adopted by the SEG Committee on technical standards: a compression wave shall produce:

Trace sensitivity

The sensitivity of the traces shall be homogeneous:

The sensitivity of any trace shall not differ by more than +/- 3 dB from any other trace

The mean sensitivity of any streamer section shall not differ by more than +/- 1.5 dB (20%) from the mean sensitivity of adjacent sections (inline homogeneity)

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Streamer noise

Streamer noise under normal operating conditions (i.e. with the streamer properly balanced, without shipping noise, rig noise or swell noise, without seismic interference, etc. and during normal weather conditions) and measured with the procedure described above, shall not exceed the Manufacturer's specification or the following specification whichever is the less, unless otherwise approved by Company.

Maximum group noise in μbars
First 20 groups	20
Standard group	10
Group supporting a depth controller or any other kind of externally mounted devices (acoustic unit, retriever etc.)	15
Last 20 groups of each streamer	15

External noise

In case of external noise caused by non optimal recording conditions (shipping noise or rig noise, seismic interference, swell noise, etc.), the following specifications shall be applied. COMPANY SUPERVISOR may however decide to relax these specifications after assessing the impact of external noise with respect to the geophysical objectives of the SURVEY.

1)	Shipping noise

The data shall be regarded as “out of specification” when the following shipping noise is recorded:

Shipping noise RMS amplitude above 20 µbars, for a noise coming from ahead (i.e. : 0° to 20°)

Shipping noise RMS amplitude above 10 µbars, for a noise coming from forward of the beam (i.e. : 20° to 65°)

Shipping noise RMS amplitude above 5 µbars, for a noise coming from abeam (i.e. : 65° to 115°)

Shipping noise RMS amplitude above 15 µbars, for a noise coming from aft of the beam (i.e. : 115° to 135°)

Shipping noise RMS amplitude above 30 µbars, for a noise coming from astern (i.e. : 135° to 180°)

Or when shipping noise is present on more than 40 consecutive records.

2)	Swell noise

Swell noise can be tolerated if affecting randomly less than 20 % of the traces

3)	Seismic interference

The recorded data shall be regarded as “out of specification”, when a seismic interference noise with RMS amplitude above the following limits (depending on shooting rate difference and interference move-out) is recorded:

	Move-out smaller than 1s	Move-out greater than 1 s
If shooting rates differ by less than 1s	10 µbars	10 µbars
If shooting rates differ by more than 1 s	10 µbars	20 µbars

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Streamer balancing

The streamer balance shall allow the average streamer depth (i.e. average of the depth sensor values) to be maintained at the nominal depth, " D ", at a water speed of between 3.5 and 5.0 knots. The following conditions shall be met:

All the depth sensors  shall be within D ± 1.0 m (if D > 5 m)

The wing angle of a depth controller located on the active part of a streamer shall not permanently exceed 10°. 5° is tolerated for the depth controller located at the front end of the first active section.

Feathering angle specification

The feathering of the streamer shall be less or equal to 15°.

Trace “out of specification”

A trace shall be defined as “ out of specification ” in any of the following circumstances:

The trace fails the instrument tests

The trace or group of traces does not comply with the sensitivity specification

Noise level exceeds continuously or intermittently the streamer or external noise specifications

Spikes (intermittent or continuous)

No response (dead trace)

Trace picking up mono frequency noise

Trace not showing a coherent signal (wild trace)

Signal distorted or out of phase by more than 1/4 sampling rate (this includes reversed polarity traces)

Streamer “out of specification”

The streamer shall be defined as “ out of specification ” in any of the following circumstances:

1)	At the start of the SURVEY or following each new deployment

•	there are more than 4% of traces “out of specification” over the whole streamer

•	there are more than 4 traces “out of specification” in any group of 48 consecutive traces (only two adjacent traces “out of specification” are allowed)

•	there are more than 6 traces “out of specification” in any group of 96 consecutive traces

•	at least two calibrated depth sensor is not operational

2)	During recording

•	there is more than 4% of traces “out of specification ” over the whole streamer

•	any 4 adjacent traces are “ out of specification ”

•	there are more than 6 traces “out of specification” in any group of 48 consecutive traces

•	there are more than 9 traces “out of specification” in any group of 96 consecutive traces

•	3 calibrated depth sensors are not operational over the whole streamer

•	2 adjacent calibrated depth sensors of the streamer are not operational (not applicable for redundant sensors)

Nevertheless, CONTACTOR shall keep the number of traces “out of specification” and depth sensors  “out of specification” as low as possible by changing them during any streamer retrieval.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Seismic record “out of specification”

A seismic record is considered “out of specification” due to recording anomaly under any of the following circumstances:

The streamer is “out of specification”

No seismic data recorded on the field tape

Seismic record on the field tape is incomplete or corrupted

Streamer feathering does not comply with specifications.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Seismic source
Equipment requirements

CONTRACTOR shall provide a source with a stable array geometry.

CONTRACTOR shall provide air compressors capable of supplying and maintaining a dynamic operating pressure at the source array within the operating range recommended by the gun manufacturer and at the production shot interval.

CONTRACTOR shall provide an inline air pressure transducer, preferably near the largest gun in each sub-array. Pressure readings from these sensors shall be displayed in the recording room for monitoring and recorded on the seismic tapes.

Each gun string shall be suspended from float to ensure that all guns are being operated at the specified depth.

At least three depth transducers shall be attached to each sub-array, one mounted at each end and one in the middle. The gun depths shall be displayed in the recording room, monitored and recorded on the seismic tapes.

Near-field signature recording

Each array shall have a minimum of 3 near field hydrophones.

A near-field hydrophone shall be located at about 1 m from its corresponding gun or centre of gun cluster.

During the survey, CONTRACTOR shall record and display on-line each near-field hydrophone signature for each shot record on auxiliary channels (or on the far traces before the first arrivals). The channel assignment shall be clearly documented on the operator logs.

The Manufacturer characteristics of the signatures of any individual gun of the seismic source shall be made available for consultation by the On-Board Representative).

Gun synchroniser and firing system

The system shall be able to :

Monitor the firing time of every gun in service

Control the firing time of each gun in both manual and automatic modes with an accuracy of 0.1 ms

Synchronise all the guns within a specified time window

Provide a mean of determining the deviation from aim-point of any one gun and produce an alarm in the event of bad timing of any one gun

Detect gun misfires and produce an alarm if any one gun is misfiring

Detect gun autofires and produce an alarm if any one gun is autofiring

Log any “out of specification” events

Produce a summary of the shots affected by any source anomaly, at the end of each line (see below)

Produce a line listing of all individual gun times and time errors with appropriate flag

Identify correct internal counter file number with data record

Measure electronic leakage in the firing circuitry

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Checks to perform before starting a line acquisition

Checks to be performed during the shot trials, or before beginning of the line:

Check the air pressure of each individual sub-array

Check that the air pressure is not dropping more than 5% of the nominal value between consecutive shots

Check that there is no in-water air leakage

Check that the source is firing at its nominal volume specified

Check the gun synchronisation

Online Quality Control

“ Target ” and “ direct arrival ” RMS amplitude attributes shall be computed and displayed.

The near-field signatures of the guns shall be displayed online to check for variations of individual gun output due to air leakage.

Documents to be provided at end of line acquisition

The following information in the form of statistics, histograms, time series or QC plots shall be provided to the On-Board Representative as shortly as possible after completion of each line or segment of line:

Air pressure and array volume variation

Gun drop-outs

Autofires, misfires, shot with at least one gun showing gun timing error

Source depth

Source geometry (separation between adjacent sub-arrays)

Source information recording

The time break of each individual gun shall be recorded in each shot record header.

Synchronisation

All the guns shall fire within +/- half the recording sampling rate.

Source geometry specifications

The average sub-array separation of any source, computed over a line or segment of line, shall remain within +/- 5% from the nominal separation defined. In addition, the sub-array separation shall remain within +/- 10% from the nominal separation for more than 90% of the shots of a line or segment of line.

Source depth specifications

The average depth of any individual depth sensor, computed over a line or segment of line, shall remain within +/- 10% from the nominal depth.

The average depth of any source, computed over a line or segment of line, shall remain within +/- 5% from the nominal depth. The source depth is defined as the average depth of all source depth sensors.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Gun “out of specification” definition

A gun is considered “out of specification” and shall be shut down, under any of the following circumstances :

The time-break is not recorded. The absence of recorded time-break can be temporarily tolerated (up to 3 hours) if CONTRACTOR can demonstrate that the gun fires within the specified time window by analysing the near-field hydrophone signal.

Gun firing more than once in the recording cycle (autofire)

Synchronisation of gun out of specification during 8 consecutive shotpoints

Gun showing continuous or intermittent misfiring or malfunctioning

Gun with an air leak (even if the source air pressure can be maintained within specification)

Characteristics of the near-field signature of the gun such as peak-to-peak amplitude, peak-to-bubble ratio, bubble period, below Manufacturer's specifications

Record “out of specification” definition

A record is considered “ out of specification ” due to a source anomaly, under any of the following circumstances:

At least one active gun is out of the synchronisation specification

The automatic gun control system is not operating properly

The operating air pressure falls below 90 % of nominal air pressure.

There is at least one sub-array without operational depth sensor

The source depth is out of specification

The source geometry is out of specification

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Navigation and positioning general requirements

Positioning configuration

CONTRACTOR shall supply a minimum of two positioning systems for the vessel which shall be independent of one another. They are designated as primary and secondary (etc.) systems. If these are two DGPS systems then the methods of delivery of the RTCM corrections should be as independent as possible.

The first CMP shall be positioned by a combination of the following equipment and survey methods:

 RGPS unit and/or in-line measured offsets and/or cross-line nominal and computed offsets and/or gyrocompass.

The feather angle shall be monitored either by the RGPS position of the tailbuoy and/or by the streamer shape modelled by steamer compasses.

CONTRACTOR shall prove to COMPANY that the configuration of all positioning systems and sensors is always capable of achieving the required precision and that sufficient redundancy exists to ensure valid statistical results and to maintain the required precision in case of certain levels of EQUIPMENT failure.

All positioning sensors data shall be collected within one shot point cycle.

Documents to be provided at the end line acquisition

CONTRACTOR shall provide a line QC report which shall demonstrate and prove with statistically acceptable indicators that the required specifications have been met. These indicators shall also demonstrate the quality of the positioning data using statistically acceptable indicators.

CONTRACTOR shall record a detailed daily log of all significant chronological events. This log shall include system and equipment changes as well as any parameter changes.

all calibration or equipment checks whether in port or at sea, whether static or dynamic in nature.

all system malfunctions, including all losses of GPS signals or RTCM corrections both on and offline, signal strengths, periods of signal instability, deviations from pre-programmed lines and DGPS quality parameters.

all other details concerning any aspect of vessel or insea positioning.

Trails of any remedial action or maintenance shall be kept.

Positioning tolerances

The in-line position of the near trace CMP shall be known within 10 m at 95% confidence level.

End of line Quality Control

The minimum of the following information shall be output every position fix and these shall be made available to the On-Board Representative.

1)	Comparisons between the multiple reference corrections (Least Squares residuals).

2)	Comparisons between the configured multiple reference station solutions (e.g. primary against secondary against tertiary etc.).

3)	Age of corrections

4)	Information received from the reference and monitor stations

5)	elevation, azimuth and signal to noise ratio (SNR) for all satellites.

The minimum of the following QC values shall be available in tabular and graphical forms for each solution whether single reference or multiple reference station solutions. This would typically mean two sets of QC output for each of the two independent systems although they may be combined in a third solution for navigation purposes.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

1)	normalised residuals

2)	rejections from the W-test

3)	average unit variance figures

4)	rejections from the F-test

5)	positional standard deviations of latitude, longitude and height (flagged when used in height aiding)

6)	semi-major axis and orientation of error ellipses

7)	marginal detectable errors (MDE’s)

8)	external reliability (positional effect of largest MDE)

Any of the following situation shall be clearly highlighted in the end of line positioning report :

the number of GPS satellites used falls bellow minimum

the PDOP is greater than specified

the age of correction is greater than specified

the performance level of the transmission link falls bellow specification the system is used in height aided mode without sufficient information about the height the computed position on or using the monitor station does not agree the known position within the specification the precision figure of a independent DGPS system is greater than specified the number of operational reference stations falls bellow specifications.

the position difference between two independent DGPS (primary versus secondary) is greater than specified the number of independent DGPS systems falls below specifications

DGPS operational specifications

DGPS, delivery of differential corrections

The installation of a DGPS system at reference stations shall be in accordance with Article 1 of the “ UKOOA Guidelines for the Use of DGPS for Offshore Surveying ”.

1)	The ITRF co-ordinates of the reference stations shall have been determined with an accuracy in three dimensions within 0.20 m.

2)	A station “ health check ” shall have been carried out, as described in Article 1 and Exhibit B2 of the “ UKOOA Guidelines for the Use of DGPS for Offshore Surveying ”.

3)	The standard deviation for the code and carrier wave observations shall not exceed 3.0 m and 0.5 m respectively.

4)	A minimum of two reference stations per system shall be operational.

5)	The performance level of the transmission link shall not be less than 98% of the transmission of valid corrections in any period of one hour

6)	The age of corrections shall be less than 10 s.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Hardware and software

1)	CONTRACTOR shall be responsible for selecting the optimum location for all hardware. The hardware and software used at all stations shall be benchmarked in accordance with UKOOA guidelines.

2)	CONTRACTOR shall agree not to change the DGPS software at any stage of the operation without informing COMPANY.

3)	The reference stations shall receive data from all GPS satellites in view and compute corrections to phase smoothed pseudo-ranges and ionospheric refraction delays where dual frequency receiver.

4)
Where multiple reference station solutions are employed, a single set of Quality Controlled corrections may be issued. This shall be subject to COMPANY approval and providing that sufficient QC is exercised and that this demonstrates to COMPANY that the positioning is reliable.

Data acquisition

A minimum of 5 satellites shall always be used and the PDOP shall be no greater than 4.

In order to optimise the use of the satellite constellation and to avoid the use of poor satellite data, CONTRACTOR shall use NANU's and GPS planning software for offshore and reference stations to provide :

1)	times of satellite maintenance

2)	availability and distribution of satellites (PDOP’s)

3)	effects of local obstructions on available satellite constellation

4)	predicted positional standard deviations

5)	predicted reliability

6)	times where extra observables are required for times of poor reliability.

Data processing

1)
The precision of the position of each DGPS system shall be expressed in terms of the semi major axis of the standard error ellipse at 95% confidence level. This semi major axis shall be no greater than 5 m.

2)	If the position difference between two independent DGPS (primary versus secondary) is greater than 7 m at the 95% confidence level, than the system out of specification shall be discarded.

3)
The differential corrections and their rates of change shall be used to extrapolate the corrections to the time of its application. Ionospheric correction application, all filtering and processing algorithms, Least Squares calculations together with the weighting strategy for low elevation satellites are described in The Project Quality Plan .

4)
Redundancy such as the use of other non GPS observations shall be provided to the level to enable sufficient quality control. CONTRACTOR shall not use fixed height in the calculation of DGPS positions. In certain circumstances height aiding shall be permitted to increase the level of redundancy.

Height aiding shall be permitted providing that sufficient information is known about the height of the GPS antenna. This information shall be derived from either:

•	A spheroidal height computed from 3D DGPS positioning, computed from the commencement of the SURVEY or operations. The standard deviation of all the computed heights shall be no greater than 10 m.

5)
The standard deviation of the height observation shall reflect the conditions in the CONTRACT AREA but shall never be greater than 2 m when using height aiding. In any case, height aiding shall not be used if the physical motion of the vessel in the vertical axis is greater than 2 m due to tide, pitch, roll or heave.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

6)
The independent DGPS systems may be combined in a Least Squares solution but CONTRACTOR’s system shall be able to compute the position and display, record and output all statistics as outlined in the “ Guidelines for the Use of Differential G.P.S. in Offshore Surveying ” for each system thus clearly demonstrating the reliability of the combined system as well the individual systems. All DGPS positioning shall be configured so that every observation used is proved to be valid.

Where possible the pseudo-range corrections derived from several reference stations shall be used to increase the reliability of the DGPS solution using the weighting strategies and algorithms included in The Project Quality Plan.

The solution shall include all of the following:

a weighted least squares computation which estimates the best set of corrections.

reference station solutions which are weighted to compensate for their respective baseline lengths.

reference station solutions which are weighted to compensate for differences of atmospheric conditions and satellite geometry in the case of Wide Area DGPS.

Calibrations, adjustments and checks to perform during MOBILISATION

All positioning sensors shall be calibrated unless a recent calibration report or previous historical data has been accepted by COMPANY.

Feathering angle monitoring
There shall be the necessary equipment to monitor the feathering angle.
This shall be achieved either by the RGPS position of the tailbuoy and/or by the streamer shape modelled by steamer compasses.

Bathymetry
equipment requirements

Bathymetry data shall be collected from integrated echo sounder. This shall be precision dual or single frequency with a hull mounted transducer. It shall be capable of reading depths in the depth range of SURVEY AREA.

Bathymetry operational specifications

The speed of sound in sea water shall be measured to an accuracy of 2 m/s.

Non functioning echo sounder shall be repaired or replaced within 8 hours of failure. After this delay, the echo sounder shall be regarded as “out of specification”.

Raw data shall be collected in digital form, processed and reduced for transducer and velocity of sound in water corrections.

Operational specifications
Line numbering

A sail line shall be named in the following way (maximum16 characters):
The SWO shall describe the line numbering method.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Shot Point Numbering

The shot point positions and numbers of the pre-plotted lines shall correspond to the near trace CMP positions (mid-point between the centre of the source array and the centre of the nearest receiver group).

Start and end of line

The start and end of the pre-plotted lines shall correspond to the full-fold limit. The first shot point of a sail line shall therefore be fired when the position of the corresponding near trace CMP coincides with the pre-plotted start of line to ensure the required coverage within the full-fold limit.

The guns shall however be fired for at least 10 shots prior to start of line or segment of line to synchronise the guns and initiate the navigation filters.

Run-in

The length of run-in shall be sufficient to ensure that the streamer is straight at the first shot point of a line or line segment whether prime or reshoot.

A minimum of one and a half streamer length as run-in is required for the start of each line in order to straighten and stabilise the streamer (i.e. the vessel shall be on the pre plotted sail line headed for the first shot point at this distance).

Run-out

A run-out corresponding to half a streamer length shall be recorded after the pre-plotted end of the line to ensure the required coverage within the full-fold limit.

Lines recorded in several segments

As far as it is possible, lines shall be recorded in one pass.

In case of a line acquired in several segments, the following rules shall apply:

Direction specification

A segment of 2D line shall not be recorded in the opposite direction to another segment of that line unless very specific conditions are met (obstructions, shallow waters, etc) and only with On-Board Representatives agreement.

Feather matching specification

The streamer feathering of overlapped segments shall not differ by more than 8°.

Minimum length for a segment of line

The minimum acceptable length for a segment of line shall be equal to one cable length, without being less than 5 km (first SP – last SP). No short “ window ” can be recorded or reshot in the middle of a line.

Overlaps

Overlaps between consecutive segments of a line shall be recorded to provide full fold coverage overlap in one CMP.

The shot point overlap between 2 segments recorded in the same direction shall therefore correspond to half a streamer length.

Between 2 segments recorded in converging opposite direction, the shot point overlap shall therefore be twice the “ set back offset ” plus one streamer length.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Survey acquisition speed

Whilst recording online and changing lines, the vessel speed through the water shall be maintained at a nominal 4.8 knots (with variation between 3.5 knots minimum and 5.5 knots maximum, depending both on the acquisition parameters and the current).

During the straight part of a run-in, the vessel speed through the water shall be the same that during recording online. A variation of 20% is allowed, providing it does not affect the streamer behaviour at the start of line.

CONTRACTOR shall make every endeavour to determine the best combination of propeller pitch and shaft rotation speed (if applicable) in order to minimise the vessel generated noise.

Vessel steering

The vessel shall be steered so that the position of the first near-trace CMP shall not deviate more than 25 m from the pre-plotted line.

Line recording not to commence

Recording of any new line or line segment shall not commence under any of the circumstances defined:

Streamer is not straight or stabilised in depth

There is less than two calibrated depth sensors operational per sub-array

The streamer feathering cannot be computed (either with the tail buoy RGPS position, or with the vessel heading sensors and streamer compasses)

Reporting
Daily operational report

CONTRACTOR shall submit for approval of COMPANY SUPERVISOR a “ Daily Operational Report ” covering all WORK operations in the CONTRACT AREA during the period from 0h00 UTC to 24h00 UTC.

The report shall include :

1)	A list of recorded lines with :

•	Line number, sequence number

•	Line heading

•	First SP, first SP to process, first chargeable SP

•	Last chargeable SP, last SP to process, last SP

•	Number of chargeable SPs and SPs to process

•	Line status : accepted, rejected or pending, complete or incomplete)

•	Comment (reason when aborted or rejected, seismic and positioning quality, etc.)

The daily production sum-up

A daily diary  specifying the nature and status of each period of time :

•	recording, line change, stand-by, break-downs, etc.

•	non chargeable, chargeable or disputed time period

The daily sum-up of all the timings according to their nature

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

The daily sum-up of the chargeable and disputed times

Safety, Health and Environment matters.

Seismic acquisition final operational report

CONTRACTOR shall supply within 45 days of the SURVEY COMPLETION DATE a “ Seismic Acquisition Final Operational Report ” concerning all operations related to the WORK.

The report shall be provided both in a paper and CD-ROM form:

the CD-ROM version shall be output in PDF 1.3 ADOBE ACROBAT 4 format a detailed table of contents shall be included to facilitate navigation within the document

True Type fonts shall be used.

The report shall provide the following information :

Description of the acquisition parameters effectively used during the SURVEY.

List of PERSONNEL involved in the WORK

Description of the EQUIPMENT effectively used during the WORK

Calibration reports for all positioning systems

Detail of positioning equipment, description of the processing of the positioning data, QC summary and problems encountered

Wind and sea condition statistics during the SURVEY, including information on swell and current directions and amplitudes

Mention of all other environmental constraints met during the SURVEY and their impact on production: fixed obstructions, floating debris, marine animal life, fishing or shipping activity, industrial noise, other seismic surveys, etc.

WORK chronological milestones

A recapitulative list of the lines to be processed with :

•	The line and sequence numbers

•	Date of acquisition

•	The line status : complete or incomplete, reason for aborting the line in case of incomplete line

•	The first and last shot point to be processed

Production statistics of the SURVEY (histograms and pie-slices) relating to their categories (prime, infill, etc)

Timing statistics of the SURVEY (histograms and pie-charts) relating to their categories (recording, line change, transit, type of stand-by, type of break-downs, etc.)

Safety, Health and Environment matters.

For proper archiving in COMPANY’s filing system, the report title shall follow this model:
“ Country of WORK ”
“ Block, area or field name ”
“ SURVEY name ” 2D Marine Seismic Survey Seismic Acquisition Final Operational Report
“ Month(s) and Year(s) of acquisition ”

Deliverable dispatching
General shipping requirements

A transmittal letter shall be included in all shipments of data. A copy of this transmittal shall be faxed, prior to the shipment, to the addressees (processing centre, COMPANY’s archives.) and to the On-Board Representative. The transmittal shall give the references of the shipment (date, carrier, etc.) and include a list of the shipped data.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Positioning data

The following shall be delivered to COMPANY within 6 weeks of SURVEY COMPLETION DATE:

raw positioning data tapes

final post-processed positioning (including bathymetry) data tapes post survey shot point maps and bathymetric charts

On-Board Seismic QC Processing

The onboard 2D QC seismic processing will be based on the reading of field tapes thus ensuring QC of the recorded data.

The standard 2D QC procedure will consist of reformatting the field data, re-sampling from 2 to 4 milliseconds, and then producing the following five different sets of QC products for each line:
Brute stack
Single fold near-trace section
All shots and channels selected for RMS noise and signal analyses
A data set containing all auxiliary channels for gun problem determination and source comparison QC
Spectrum and FK analysis

In addition, near offset QC, as well mis-tie QC, is performed during the survey. The mis-tie QC is done along selected lines. As this is most important when acquiring in deep water areas over a long period of time (checking for possible changes in water velocity), the QC task will be designed for this purpose using the survey pre-plot as a guide.

Standard QC Processing

Stacked sections

The purpose of the initial brute stack is to reveal any noise problem present, therefore bad shot editing will be done at a later stage, if required. The 2D stacks will be displayed on hardcopy at an appropriate scale with a comprehensive side-label including details of operator, contractor, vessel, prospect, line number, date, shooting direction and processing sequence. Annotation will include shot point, field file and CMP numbering used for easy identification of problematic areas. The stacks can be displayed with a post-stack TVF/gain/scaling sequence requested by the onboard Client Representative. The processing sequence will normally be as follows:

1. SEG-D 3592 input
2. Reformat to internal DISCO format
3. Resample from 2 to 4 milliseconds in conjunction with an anti-alias filter

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

4. Swell noise attenuation (low cut filter) 4 to 8 Hz (18db/Oct)
5. Trace summation or K-filter followed by alternate trace drop
6. Geometry definition
7. Spherical divergence correction (V**0, T**2)
8. Velocity analysis every 4.0 km (2.0 km if line < 20 km)
9. NMO
10. Front end mute
11. Stack – scaled by number of live samples (traces)
12. Source- streamer bulk static shift
13. Hardcopy display to full record length
14. Application of TV filter and scaling
15. Hardcopy display to full record length

Brute stacks will be made available for the onboard Client representative within 12 hrs after completion of the line.

SEG-Y format.

All brute stacks will be converted to 32 bits format SEG-Y format after merging the navigation data with the seismic. All trace headers will be integer format and applied to byte positions following the SEG Technical Standards committees “Recommended Standards for digital tape formats”, rev 0 (1975) and rev 1 (2001). The SEG-Y data will be delivered on 3592 tapes at demobilisation.

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

APPENDIX  F

COMMENCEMENT DATE

The survey will commence on or about Oct 25, 2009

Mobilization port will be Las Palmas

Demobilization port is Las Palmas

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

APPENDIX  G

QHSE

Health, Safety and Environment

CONTRACTOR shall assume full responsibility for the safety of all operations connected with the work as of the commencement date until expiry of CONTRACT, including, without prejudice to the foregoing generality:
i.	full responsibility for ensuring the implementation of CONTRACTOR’s own safety instructions and procedures.

ii.	full responsibility throughout the said period for the safety of all persons entitled to be on board CONTRACTOR's vessels.

iii.
full responsibility throughout the said period for complying fully with all applicable laws and regulations relating to the safety, health and welfare of all persons entitled to be on board CONTRACTOR’s vessels.

iv.	compliance with the regulations from the IAGC and OGP.

Safety for personnel
CONTRACTOR shall ensure, at his own cost, the safety and welfare of all persons involved in the execution of the work. CONTRACTOR shall comply, and ensure compliance by all his sub-contractors, with:
i.	all Health, Safety and Environmental applicable laws.

ii.	the latest IAGC and OGP guidelines pertaining to Health, Safety and Environment.

CONTRACTOR shall take all measures with respect to Health, Safety, Environment protection and security as related to the conduct of the survey and shall inform company representative of such measures prior to commencement date, in accordance with items i and  ii  above.

Safety report
CONTRACTOR shall provide COMPANY with a report of any event that puts, or might put, at risk the safety of personnel or equipment. Such report, marked “Urgent”, shall be submitted as soon as possible after the occurrence of the said event to COMPANY’s office and for the attention of company representative. This report shall be confirmed by a letter from CONTRACTOR to COMPANY giving all details of the event, action taken, and the consequences thereof.

Health, Safety, Environment incident reports
CONTRACTOR shall immediately report to company representative any accident as occurred to, in, or within the vessel together with any dangerous occurrence resulting in, or having the potential for, personnel injury or death and/or property damage or loss and/or environment impact. Furthermore, CONTRACTOR shall furnish COMPANY with copies of all reports made to any government authority as required by applicable laws.
CONTRACTOR shall inform company representative, by the most expeditious means, of any circumstance which might lead to a dangerous condition for the persons,

HDY BOS Contract Sept 29, 2009 2D Seismic Service Agreement

Vessels to be used by contractor
CONTRACTOR shall ensure that vessels, used for operation, has been issued, and complies, with all necessary safety and seaworthiness certificates permitting it to be employed for work. CONTRACTOR shall ensure that no modifications of any kind have been, or are, made to the vessels that might invalidate the said certificates.
CONTRACTOR shall, prior to COMMENCEMENT DATE, provide COMPANY with such copies of the said safety and seaworthiness certificates as COMPANY may request. CONTRACTOR shall also permit COMPANY to examine the original of any such certificate.
CONTRACTOR shall assume full responsibility for the safety of CONTRACTOR’s vessels and marine operations of such vessels conducted in connection with the survey. In particular, CONTRACTOR shall ensure that:
CONTRACTOR’s vessels shall at all times be:

i.	in safe working condition;

ii.	suitable for the work to be carried out,

iii.	free from any legal, contractual or any other restriction preventing it from operating in the SURVEY AREA and subject to conditions as required by the terms of CONTRACT.

CONTRACTOR shall allow a COMPANY Safety Representative to inspect the all vessels and its equipment if requested by COMPANY. If, at any time, in the reasonable opinion of COMPANY the vessels are found defective, inefficient or otherwise inadequate for conduct of work, and if COMPANY so requests, CONTRACTOR shall carry out all works as may be necessary to remedy said defect, inefficiency or inadequacy.